Snowden Mining Industry Consultants Inc.
Suite 600 – 1090 West Pender Street
Vancouver, B.C. V6E 2N7
February 18, 2009
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Nova Scotia Securities Commission
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
United States Securities and Exchange Commission
Ladies and Gentlemen:
Silver Standard Resources Inc.
Short Form Prospectus dated February 18, 2009 (the “Prospectus”)
Registration Statement on Form F-10 dated February 10, 2009 and any amendments thereto, including any post-effective amendments (the “Registration Statement”)
We refer to our technical report dated 13 April 2004 titled Technical Report Maverick Springs Project Nevada, USA (the “Report”).
We consent to the use of my [our] name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.
We have read the Prospectus and the Registration Statement of the Company and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within our knowledge as a result of the preparation of the Report.
Yours truly,
/s/  Robert McCarthy
Robert McCarthy, P.Eng.
For: Snowden Mining Industry Consultants Inc.